EXECUTION COPY

EXHIBIT 4.4
PNM Resources, Inc.
Alvarado Square
Albuquerque, NM 87158

APPOINTMENT AS SUCCESSOR REMARKETING AGENT,
AMENDMENT, CONSENT
August 4, 2008

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

U.S. Bank National Association
100 Wall Street, Suite 1600
New York, New York 10005

Ladies and Gentlemen:

Reference is made to the Remarketing Agreement, dated as of October 7, 2005 (the “Remarketing Agreement”), between PNM Resources, Inc. (the “Company”), Banc of America Securities LLC and U.S. Bank National Association, not individually but solely as purchase contract agent and attorney-in-fact of the holders of Purchase Contracts (as defined in the Purchase Contract Agreement, as amended and restated as of the date hereof and as further amended or supplemented from time to time (the “Amended and Restated Purchase Contract Agreement”)) (the “Purchase Contract Agent and Attorney-in-Fact”).  Capitalized terms used herein, but not defined herein, have the meanings assigned to them in the Remarketing Agreement.

1. Pursuant to Section 10 of the Remarketing Agreement, on July 14, 2008 the Company gave notice to Banc of America Securities LLC of removal as remarketing agent and the Company hereby appoints Citigroup Global Markets Inc. as successor remarketing agent (the “Remarketing Agent”) to Banc of America Securities LLC.  Citigroup Global Markets Inc. hereby accepts appointment as Remarketing Agent and hereby agrees to become a party to the Remarketing Agreement as amended or supplemented from time to time and to conduct the Remarketing in accordance with the Transaction Documents in all material respects.

2. Pursuant to Section 21 of the Remarketing Agreement, the Company, the Remarketing Agent and the Purchase Contract Agent and Attorney-in-Fact hereby agree to amend the Remarketing Agreement such that, effective as of the date hereof,  the defined term “Initial Remarketing Date” shall have the meaning set forth in Section 1.01 of the Amended and Restated Purchase Contract Agreement.

3. Pursuant to Section 21 of the Remarketing Agreement, the Remarketing Agent hereby consents to the changes made as of the date hereof to the Transaction Documents by the parties thereto, including without limitation, the Remarketing procedures.

If the foregoing letter agreement correctly sets forth the understanding among the Company, Citigroup Global Markets Inc. and U.S. Bank National Association, as Purchase Contract Agent and Attorney-in-Fact, please so indicate in the space provided below, whereupon this letter and your acceptance shall constitute a binding agreement among the parties hereto.

Very truly yours,

PNM RESOURCES, INC.

By:/s/Terry R. Horn
Name:
Title:

CONFIRMED AND ACCEPTED:

CITIGROUP GLOBAL MARKETS INC.

By: /s/Howard Hiller
Name: Howard Hiller
Title: Managing Director

CONFIRMED AND ACCEPTED:

U.S. BANK NATIONAL ASSOCIATION,
not individually but solely as Purchase Contract Agent
and Attorney-in-Fact for the Holders of the
Purchase Contracts

By: /s/Patrick J. Crowley
Name:       P.J. Crowley
Title:         Vice President